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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                 THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of March 20, 2003 (the "Effective Date"), by and among Med-El Elektromedizinische Gerate Gesellschaft m.b.H., a company with limited liability formed under the laws of Austria with its principal office at Furstenweg 77a, A-6020 Innsbruck, Austria ("Parent"); VIBRANT Med-El Hearing Technology GmbH, a company with limited liability formed under the laws of Austria and wholly-owned subsidiary of Parent with its principal office at Furstenweg 77, A-6020 Innsbruck, Austria ("Buyer"); and Symphonix Devices, Inc., a Delaware corporation with its principal office at 1735 N. First Street, Suite 311, San Jose, California 95131 ("Seller").

                                    RECITALS

     A. Seller is engaged in the business of developing and providing hearing technology, products, including the Vibrant(R) Soundbridge(TM), a surgical implant designed to work with the natural structures of the middle-ear to enhance hearing and communication for people with hearing impairment.

     B. Seller owns certain assets related to its business which Seller desires to sell to Buyer, and Buyer desires to purchase those assets from Seller, and Seller, Parent and Buyer all desire to enter into certain related agreements, all pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

          1. Defined Terms. As used in this Agreement, the following terms shall have the definitions set forth herein:

     "Acquired Assets" means all right, title and interest in and to the assets listed on Exhibit A.

     "Acquisition Proposal" means an unsolicited bona fide offer, inquiry or proposal relating to (i) a merger, tender offer, exchange offer, acquisition, consolidation, or similar transaction involving at least 10% of the equity securities of Seller or (ii) the acquisition of a material portion of the assets of Seller.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, injunctions, orders, decrees, rulings, dues, amounts paid in settlement, Liabilities, taxes, and liens.

     "Agreement" means this Asset Purchase Agreement and the Exhibits and Schedules attached hereto.

     "Apportioned Obligations" has the meaning set forth in Section 2(e)(ii) hereof.

     "Assignment and Assumption Agreement" means an assignment and assumption agreement in substantially the form attached hereto as Exhibit F-1.

     "Assumed Contracts" means those contracts listed on Exhibit C.

     "Assumed Liabilities" means the Liabilities described on Exhibit B hereto.

     "Assumption Agreement" means an assumption agreement in substantially the form attached hereto as Exhibit F-2.

     "Bill of Sale" means a bill of sale in substantially the form attached hereto as Exhibit E.

     "Buyer" means VIBRANT Med-El Hearing Technology GmbH, a company with limited liability formed under the laws of Austria and wholly owned subsidiary of Parent.

     "Buyer Disclosure Schedule" means the schedule of exceptions to Buyer's representations and warranties, set forth in Schedule 4.

     "Causes of Action" has the meaning set forth in Section 6(j) hereof.

     "Clinical Data" has the meaning set forth in Section 6(n) hereof.

     "Closing" has the meaning set forth in Section 2(d) hereof.

     "Closing Date" has the meaning set forth in Section 2(d) hereof.

     "COBRA" means, collectively, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means all information and material which is proprietary to Seller, which pertains to the Acquired Assets, the Assumed Liabilities or this Agreement, whether or not marked as "confidential" or "proprietary," including the information contained in all paper and electronic files transferred to Buyer pursuant to the terms of this Agreement.

     "Effective Date" means the date of this Agreement first set forth above.

     "Employee Plan" means all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or an ERISA Affiliate of Seller or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer,

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employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

     "Employee Transfer Date" has the meaning set forth in Section 6(f) hereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, with respect to a party hereto, any other corporation or trade or business controlled by, controlling or under common control with such party (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

     "Escrow Account" means the escrow account established and maintained pursuant to the provisions of the Escrow Agreement.

     "Escrow Agent" has the meaning set forth in the Escrow Agreement.

     "Escrow Agreement" means that certain Escrow Agreement, dated as of March 20, 2003 by and among Parent, Buyer, Seller and Freshfields Bruckhaus Deringer as Escrow Agent, a copy of which is attached hereto as Exhibit D.

     "Exhibit" means an exhibit attached hereto.

     "FDA" means the United States Food and Drug Administration.

     "Financial Statements" has the meaning set forth in Section 3(l) hereof.

     "Initial Deposit" means the Two Hundred Fifty Thousand United States Dollars (USD250,000) placed in the Escrow Account by Buyer pursuant to the terms of the Escrow Agreement.

     "In-Licenses" has the meaning set forth in Section 3(g)(ii).

     "Infringement" has the meaning set forth in Section 3(g)(iv).

     "Intellectual Property Rights" has the meaning set forth on Exhibit A.

     "Inventory" means finished goods, goods-in-process, manufactured and purchased parts and raw materials and supplies inventory.

     "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

     "Link" has the meaning set forth in Section 9(e)(ii) hereof.

     "Losses" means claims, demands, suits, proceedings, taxes, judgments, obligations to third parties, awards or demands, liabilities, damages, penalties, fines, losses, costs and expenses

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(including reasonable fees and expenses of attorneys, accountants, consultants and experts, including court costs).

     "Marks" means registered and unregistered trademarks, trademark applications, trade names, registered and unregistered service marks, and service mark applications.

     "Out-Licenses" has the meaning set forth in Section 3(g)(ii).

     "Parent" means Med-El Elektromedizinische Gerate Gesellschaft m.b.H., a company formed under the laws of Austria.

     "Permitted Use" has the meaning set forth in Attachment 2 to Exhibit H of this Agreement.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (for any department, agency or political subdivision thereof), whether domiciled in the United States or abroad.

     "Purchase Price" has the meaning set forth in Section 2(c)(i) hereof.

     "Registered Intellectual Property Rights" has the meaning set forth in Exhibit A.

     "Release Agreement" has the meaning set forth in Section 6(i) hereof.

     "Representatives" has the meaning set forth in Section 6(l) hereof.

     "Rules" has the meaning set forth in Section 11(n)(i) hereof.

     "Schedule" means a schedule attached hereto.

     "SEC" means the United States Securities and Exchange Commission.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

     "Seller" means Symphonix Devices, Inc., a Delaware corporation.

     "Seller Disclosure Schedule" means the schedule of exceptions to Seller's representations and warranties, set forth in Schedule 3.

     "Seller Products" means all products of Seller included in the Acquired Assets including, without limitation, the Vibrant(R) Soundbridge(TM).

     "Shipping Costs" means the documented, out-of-pocket costs incurred by Seller in connection with shipping the Acquired Assets to Buyer as contemplated by this Agreement.

     "Siemens" means Siemens Audiologische Technik GmbH, a company with limited liability formed under the laws of Germany.

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     "Siemens Distribution Agreement" has the meaning set forth in Section
7(a)(x) hereof.

     "Siemens Supply Agreement" has the meaning set forth in Section 7(a)(xi) hereof.

     "Specified Marks" has the meaning set forth in Attachment 1 to Exhibit G of this Agreement.

     "Storage Fees" means the documented, out-of-pocket costs incurred in connection with storing the Acquired Assets prior to the Closing.

     "Subject Employee" has the meaning set forth in Section 6(f) hereof.

     "Superior Proposal" means an unsolicited Acquisition Proposal (i) to acquire at least fifty percent (50%) of the equity securities of Seller entitled to vote generally in the election of directors to Seller's board of directors or all or substantially all of the assets of Seller, (ii) that Seller's board of directors determines in its good faith judgment (after consultation with its financial, legal and other advisors) to be more favorable to Seller's stockholders from a financial perspective than the transactions contemplated by this Agreement, and (iii) that Seller's board of directors determines in its good faith judgment (after consultation with its financial, legal and other advisors) is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal).

     "Termination Fee" has the meaning set forth in Section 10(c)(ii) hereof.

     "Third Party Claim" has the meaning set forth in Section 5(e)(i) hereof.

     "Transfer Tax Reimbursement" has the meaning set forth in Section 2(e)(i) hereof.

     "Transfer Taxes" has the meaning set forth in Section 2(e)(i) hereof.

     "Transition Services" has the meaning set forth in Section 9(a) hereof.

     "Unregistered Intellectual Property Rights" has the meaning set forth in Exhibit A.

     2.   Basic Transaction.

          (a) Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall purchase from Seller, and Seller shall sell, transfer and convey to Buyer, the Acquired Assets and all of Seller's right, title and interest therein and thereto for the consideration specified in Section 2(c) hereof. Buyer is not purchasing nor shall it have any responsibility whatsoever with respect to any other asset of Seller not included within the definition of Acquired Assets.

          (b) Assumption of Liabilities and Contracts. Subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities and Assumed Contracts at the Closing. Buyer will not assume or have any responsibility whatsoever with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities or Assumed Contracts.

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          (c)   Purchase Price.

                (i) The purchase price for the Acquired Assets (the "Purchase Price") shall be the sum of Two Million Five Hundred Thousand United States Dollars (USD2,500,000) and the Shipping Costs.

                (ii)  The Purchase Price will be payable at Closing as follows:
(A) Buyer shall pay to Seller an amount equal to Two Million United States Dollars (USD2,000,000) as follows: (1) through the release by Buyer to Seller of all rights to the Initial Deposit held in the Escrow Account pursuant to the terms of the Escrow Agreement, and (2) a cash payment to Seller in an amount equal to One Million Seven Hundred Fifty Thousand United States Dollars (USD1,750,000) by wire transfer or delivery of immediately available funds; (B) Buyer shall pay to Seller a cash payment in an amount equal to the Shipping Costs by wire transfer or delivery of immediately available funds; and (C) Buyer shall place in the Escrow Account, an amount equal to Five Hundred Thousand United States Dollars (USD500,000) which amount shall be held therein pursuant to the terms of the Escrow Agreement until the satisfaction of the conditions set forth in Section 9(a)(i) herein.

          (d) The Closing. The closing and consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 600 Hansen Way, Palo Alto, California 94304, commencing at 10:00 a.m. local time on the business day following the satisfaction or waiver of all conditions set forth in Section 7 hereof (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than May 31, 2003.

          (e)   Taxes.

                (i) Any sales, use, excise or similar taxes or governmental charges or fees imposed on or in connection with the transactions contemplated by this Agreement by either California or any other state or U.S. taxing authorities ("Transfer Taxes") shall be initially paid by Seller; provided, however, that Buyer agrees to reimburse Seller in connection with Seller's payment of the Transfer Taxes in an amount up to Twenty-five Thousand United States Dollars (USD25,000) (the "Transfer Tax Reimbursement"). Seller shall be solely responsible for the payment of all Transfer Taxes applicable to the transaction when due and shall be responsible for, and shall make, all applicable filings, reports, and returns as provided by applicable law. Upon Seller's payment of the Transfer Taxes, Seller shall notify Buyer of the amount of Transfer Taxes paid and the methodology used to determine the amount of Transfer Taxes. Within fifteen (15) business days of Buyer's receipt of such notice, Buyer shall pay to Seller a cash payment in an amount equal to the Transfer Tax Reimbursement by wire transfer or delivery of immediately available funds. The parties shall cooperate with each other and use commercially reasonable efforts to minimize the Transfer Taxes. Seller shall have no obligation with respect to or responsibility for any other sales, use, excise or similar taxes or governmental charges or fees imposed on or in connection with the transactions contemplated by this Agreement.

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                (ii)   All real property taxes, personal property taxes and
similar ad valorem obligations levied with respect to the Acquired Assets and Assumed Liabilities for any tax period that includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such tax period up to and including the Closing Date and the number of days of such tax period after the Closing Date. Seller shall be liable for the proportionate amount of such taxes that is attributable to the portion of the tax period up to and including the Closing Date, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the portion of the tax period beginning after the Closing Date. Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. If the party required by applicable law to pay any such tax is not the party responsible for such tax under this Agreement, the paying party shall be entitled to reimbursement from the non-paying party.

          (f) Storage Fees. Seller shall be responsible for payment of all Storage Fees. To the extent that Parent or Buyer pays any Storage Fees, Seller shall reimburse Parent and/or Buyer, as the case may be, within fifteen (15) business days of Seller's receipt of notice of such payment and copies of receipts reflecting such payment.

     3. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as of the date hereof, and will be true and correct as of the Closing, except as set forth in Schedule 3.

          (a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and California. Seller has the requisite corporate authority and power to carry on its business and to own the Acquired Assets.

          (b) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes valid and legally binding obligations of Seller, enforceable in accordance with its terms and conditions.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated herein will result in any of the following:

                (i) any violation of any constitution, statute, regulation, rule, bulk transfer law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Acquired Assets is subject, or any provision of the charter documents of Seller;

                (ii) a conflict with, a breach of, a default under, the acceleration of, the creation in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, lien filing, instrument, or other arrangement to which any of the Acquired Assets are subject; or

                (iii) a requirement that Seller give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any third party in order for the parties to consummate the transactions contemplated by this Agreement.

          (d) Brokers' Fees. No broker, finder, investment banker, financial advisor, agent or other Person retained or used by Seller is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement.

          (e) Title. Seller is the sole and exclusive owner of, and has good and marketable title to the Acquired Assets, free and clear of restrictions, or conditions to transfer or assignment, and free and clear of any Security Interests, conditions, restrictions, or interests of third parties of any kind whatsoever other than liens for taxes not yet due and payable, and none of the Acquired Assets is in the possession or control of a third party.

          (f)   Assumed Contracts.

                (i) To the best knowledge of Seller, each Assumed Contract is valid and in full force and effect, and Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Assumed Contract.

                (ii) To the best knowledge of Seller, each other Person that has or had any obligation or liability under any Assumed Contract is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Assumed Contract.

                (iii) To the best knowledge of Seller, Seller has not given to or received from any Person at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assumed Contract.

          (g)   Intellectual Property Rights; Confidential Information.

                (i) Seller is the sole and exclusive owner of all right, title and interest, free and clear of any Security Interest or similar encumbrance of any kind, in and to Seller's Intellectual Property Rights and Confidential Information. Seller has all right, title and interest to use and assign the Intellectual Property Rights and Confidential Information and to fulfill Seller's obligations under this Agreement.

                (ii) Seller has not, except as set forth in Schedule 3, (A) granted pursuant to written agreement any rights or license under Seller's Intellectual Property Rights to third parties ("Out-Licenses") or (B) obtained pursuant to written agreement any rights or license under any intellectual property rights of third parties ("In-Licenses").

                (iii) Seller is not, and will not be, as a result of the execution and delivery of this Agreement or the performance of Seller's obligations under this Agreement, in a material breach under any In-License, Out-License or other agreement to which Seller is a party relating to Seller's or a third party's intellectual property rights.

                (iv) To the actual knowledge of Seller (without due inquiry or diligence), no third party has interfered with, infringed upon or otherwise misappropriated Seller's Intellectual Property Rights ("Infringement").

                (v) To the actual knowledge of Seller (without due inquiry or diligence), Seller's Intellectual Property Rights do not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of any third party, and there are no investigations of any governmental authority based on Seller's exercise of Seller's Intellectual Property Rights or Confidential Information.

                (vi) Except for (i) written agreements providing for non-use and non-disclosure requirements and (ii) publications and other written disclosures, in each case entered into or disseminated in the ordinary course of Seller's business, Seller has not knowingly disclosed any of its Confidential Information to any third party.

                (vii) Except to the extent inuring by operation of law, Seller has secured by written assignment, all rights, title and interest in and to all Intellectual Property Rights created by consultants, independent contractors, and employees of Seller constituting on the Closing Date, Seller's Intellectual Property Rights.

                (viii) All of Seller's (A) Registered Intellectual Property Rights are in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid fees, taxes or other amounts or actions required to be paid or undertaken within sixty (60) days of the Closing Date for such Registered Intellectual Property Rights to remain in compliance with such requirements and (B), to actual knowledge of Seller (without due inquiry or diligence), Unregistered Intellectual Property Rights are enforceable and Seller has not taken any action or failed to take any action which would constitute abandonment or cancellation of such Unregistered Intellectual Property Rights.

          (h) Employment Benefit Plans. Seller has no Employee Plans. In all material respects, each Employee Plan has been operated in accordance with its terms and all applicable law, including ERISA and the Code. There is no Employee Plan that is or was subject to Title IV of ERISA (including multi-employer plans). There is no Employee Plan that provides post-retirement or other post-employment health or life insurance benefits, except as may be required to comply with COBRA. There are no former employees of Seller who elected healthcare continuation coverage under COBRA.

          (i) No Litigation. Seller is not, and has not for the past year been, (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party to or, to its knowledge, threatened to be made a party to, any action, suit, arbitration, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency, which could result in Liability of Seller in excess of Twenty-Five Thousand United States Dollars (USD25,000).

          (j) Product Warranty. Each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and to Seller's knowledge no present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been threatened that would give rise to any Liability of Seller) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 3(j) of Seller Disclosure Schedule includes copies of the standard terms and conditions of sale for Seller (containing applicable guaranty, warranty, and indemnity provisions).

          (k) Product Liability. Seller has no Liability (and to Seller's knowledge no present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been threatened that would give rise to any Liability of Seller) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

          (l) Financial Statements. The audited consolidated financial statements and unaudited interim consolidated financial statements of Seller included or incorporated by reference in the forms, reports, registration statements and proxy statements filed by Seller with the SEC since January 1, 2001 (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or, in the case of unaudited Financial Statements, as permitted by applicable securities laws) and fairly present in all material respects the financial position of Seller as of and at the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the unaudited interim financial statements, to normal adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Seller has no liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved against or disclosed in any balance sheet of Seller, or in the notes thereto, prepared in accordance with GAAP consistently applied, except (i) as of the Effective Date as set forth or reflected in the Financial Statements as of and for the periods ended September 30, 2002 included in Seller's report on Form 10-Q for the quarter ended September 30, 2002 (the "September 2002 Financial Statements") and liabilities arising since September 30, 2002 in the Seller's ordinary course of business, none of which, individually or collectively, would have a material adverse effect on the Acquired Assets or the Assumed Liabilities, or (ii) as of the Closing Date, except liabilities arising since the date of the last financial statements delivered pursuant to Section 6(e) below in Seller's ordinary course of business, none of which, individually or collectively, would have a material adverse effect on the Acquired Assets or the Assumed Liabilities.

          (m) Debtor-Creditor Matters. Seller Disclosure Schedule contains a list of the respective name, business address, and business telephone number of each creditor (as that term is defined in 11 U.S.C. (S) 101(10)) of Seller, and the respective amount owed to each such creditor, in each case as of the Effective Date, certified by Seller's duly authorized officer to be accurate and complete. At Closing, Seller will provide to Buyer an updated creditor list, effective as of Closing, and similarly certified by Seller's duly authorized officer.

          (n) Tangible Assets. Seller owns all machinery, equipment, and other tangible assets comprising part of the Acquired Assets, and the Acquired Assets represent all the machinery, equipment and other tangible assets necessary for the production of Sellers' Products. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

          (o) Full Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     4. Representations and Warranties of Parent and Buyer. Parent and Buyer represent and warrant to Seller that the statements contained in this Section 4 are true and correct as of the date hereof, and will be true and correct as of the Closing, except as set forth in Schedule 4.

          (a) Organization. Parent and Buyer are companies with limited liability duly organized, validly existing, and in good standing under the laws of Austria.

          (b) Authorization of Transaction. Parent and Buyer have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of Parent and Buyer have duly authorized the execution, delivery, and performance of this Agreement by Parent and Buyer. This Agreement constitutes valid and legally binding obligations of Parent and Buyer, enforceable in accordance with its terms and conditions.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated herein will result in any of the following:

                (i) a violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of the charter documents of Parent or Buyer;

                (ii) a conflict with, a breach of, a default under, the acceleration of, the creation in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, lien filing, instrument, or other arrangement to which Parent or Buyer is a party; or

                (iii) a requirement that Parent or Buyer give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any third party in order for the parties to consummate the transactions contemplated by this Agreement.

          (d) Brokers' Fees. No broker, finder, investment banker, financial advisor, agent or other Person retained or used by Parent or Buyer is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement.

          (e) Net Worth. Either Parent or Buyer has a minimum unencumbered net worth, calculated in accordance with GAAP, of at least Two Million Five Hundred Thousand United States Dollars (USD2,500,000).

     5. General Provisions Regarding Representations and Warranties; Indemnification.

          (a) Survival of Representations and Warranties. The representations and warranties made hereunder shall survive until the third anniversary of the Closing.

          (b) Representations and Warranties Independent. The parties intend that each representation and warranty contained herein shall have independent significance. If any party has breached any representation or warranty contained herein in any respect, the fact that there exists another representation or warranty relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation or warranty.

          (c) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and any of its officers, directors, employees and agents, from and against any and all Losses which are asserted against, imposed upon, or incurred or suffered directly or indirectly by any such indemnified party as a result of, arising from or relating to (i) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by Seller in this Agreement, including any claim, demand, suit or action brought by a third party asserting matters which, if true, would result in such a breach or nonperformance, or (ii) any Liabilities or other obligations of Seller other than the Assumed Liabilities, except that such indemnity shall not apply to the extent that such matter results directly from a breach of any obligation of Buyer to Seller. Seller shall not have any obligation to indemnify Buyer from and against any Losses caused by the breach by Seller of any representation or warranty in this Agreement to the extent the Losses Buyer has suffered by reason of such breaches exceeds a $2,500,000 ceiling (after which point Seller will have no obligation to indemnify Buyer from and against any further such Losses). The foregoing indemnification ceiling shall not apply to, and Seller shall be liable for the entirety of any Losses with respect to, (i) any breach by Seller of the aforementioned representations and warranties if Seller had knowledge of such breach at any time prior to the date on which the representation or warranty is made, (ii) any breach of any covenant or agreement of Seller, or (iii) in relation to any Liability other than the Assumed Liabilities.

          (d) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and any of its officers, directors, employees and agents, from and against any and all Losses which are asserted against, imposed upon, or incurred or suffered directly or indirectly by any such indemnified party as a result of, arising from or relating to any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, including any claim, demand, suit or action brought by a third party asserting matters which, if true, would result in such a breach or nonperformance, except that such indemnity shall not apply to the extent that such matter results directly from a breach of any obligation of Seller to Buyer. Buyer shall not have any obligation to indemnify Seller from and against any Losses caused by the breach by Buyer of any representation or warranty in this Agreement to the extent the Losses Seller has suffered by reason of such breaches exceeds a $2,500,000 ceiling (after which point Buyer will have no obligation to indemnify Seller from and against any further such Losses). The foregoing indemnification ceiling shall not apply to, and Buyer shall be liable for the entirety of any Losses with respect to, (i) any breach by Buyer of the aforementioned representations and warranties if Buyer had knowledge of such breach at any time prior to the date on which the representation or warranty is made, (ii) any breach of any covenant or agreement of Buyer or (ii) in relation to any Assumed Liability.

          (e)   General Indemnification Procedures.

                (i) If a party or Person entitled to indemnification hereunder obtains knowledge of any claim, obligation, Liability or action for which indemnification may be sought hereunder by such indemnified party (a "Third Party Claim"), such indemnified party shall give prompt written notice thereof to the indemnifying party; provided, however, that no delay on the part of the indemnified party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced.

                (ii) The indemnifying party shall be entitled to control the defense of any such legal proceeding, through legal counsel reasonably satisfactory to the indemnified party and at the sole expense of the indemnifying party, so long as (A) the indemnifying party notifies the indemnified party in writing within fifteen (15) business days after the indemnified party has given to the indemnifying party the notice required by
Section 5(e)(i) above that the indemnifying party will indemnify the indemnified party from and against the entirety of any Adverse Consequences the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the indemnifying party provides the indemnified party with reasonable evidence that the indemnifying party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the indemnifying party conducts the defense of the Third Party Claim actively and diligently. The indemnified party shall cooperate with the indemnifying party when the latter controls the defense of a Third Party Claim.

                (iii) So long as the indemnifying party is conducting the defense of the Third Party Claim in accordance with Section 5(e)(ii) above, (A) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld, and (C) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnified party, which consent may not be unreasonably withheld.

                (iv) In the event any of the conditions in Section 5(e)(ii) above is or becomes unsatisfied, (A) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, the indemnifying party in connection therewith provided the indemnified party has provided to the indemnifying party notice of such intent to defend against or consent to such entry at least five (5) business days prior thereto), (B) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the indemnifying party will remain responsible for any Adverse Consequences the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.

     6. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the parties shall use its best efforts to take all actions and to do all other things necessary in order to satisfy the conditions set forth with respect to such party in Section 7 hereof and to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing Conditions set forth in Section 7 below).

          (b) Notices and Consents. Seller will give notices to third parties, and Seller and Buyer will both use their best efforts to obtain the third party consents and novations set forth on Schedule 6(b). Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the consummation of the transactions contemplated herein.

          (c) Escrow Agreement. Buyer and Seller shall execute and deliver the Escrow Agreement and carry out the applicable provisions thereof prior to the Closing. (d) Operation of Business. Except as is consistent with the terms of this Agreement, Seller shall not engage in any practice, take any action, or enter into any transaction with respect to the Acquired Assets or Assumed Liabilities outside the ordinary course of business except in connection with the dissolution of the company.

          (e)   Interim Financial Statements.

                (i) Seller shall deliver to Buyer an unaudited balance sheet of Seller as of December 31, 2002, and the related unaudited statements of income, changes in stockholders' equity and cash flows for the three (3) months then ended, including in each case the notes thereto certified by Seller's chief financial officer.

                (ii) Until the Closing Date, Seller shall deliver to Buyer within ten (10) days after the end of each month an unaudited balance sheet of Seller and the related unaudited statements of income, changes in stockholders' equity and cash flows for such month, including in each case the notes thereto certified by Seller's chief financial officer.

                (iii) The unaudited financial statements delivered by Seller to Buyer pursuant to this Section 6(e) shall (A) fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements and (B) be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or as permitted by applicable securities laws) and fairly present in all material respects the financial position of Seller as of and at the dates thereof and the results of operations and cash flows for the periods indicated, subject to normal adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect.

          (f) Offer of Employment. Buyer may, but shall not be obligated to, interview and offer employment to any employee of Seller who is an employee of Seller that Parent or Buyer desires to employ (each a "Subject Employee"). If Parent or Buyer makes an offer of employment to a Subject Employee, such employment shall commence on the date specified in such offer, which date may be before or after the Closing (the "Employee Transfer Date"), and be on such terms as Parent or Buyer and Subject Employee shall mutually agree. Neither Parent nor Buyer shall be obligated to continue the employment of any Subject Employee or to continue to provide any compensation and benefits package to any Subject Employee after the Employee Transfer Date. The employment of any Subject Employee and the provision of any benefit may be terminated by Parent or Buyer in their sole discretion at any time after the Employee Transfer Date. Parent and Buyer shall pay or be severally liable for any obligation or Liability that may arise from the termination by Parent or Buyer on or after the Closing Date of the employment of the Subject Employees who become employees of Parent or Buyer as of the Closing Date. Seller shall pay or be liable for any obligation or Liability that may arise from the termination by Seller on or before the Closing Date of the employment of the Subject Employees. Seller shall retain all obligations and Liabilities to all employees of Seller who do not become employees of Parent or Buyer. Seller shall have no obligation to keep a healthcare plan in effect, but so long as a healthcare plan is in effect for Seller, Seller shall be responsible for healthcare continuation coverage under COBRA for all Subject Employees who do not become employees of Buyer.

          (g) Full Access. Seller shall permit representatives of Parent and Buyer to have full access at reasonable times during the business day and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Acquired Assets.

          (h)   Preservation of Business.

                (i)   Seller will keep the Acquired Assets substantially intact.

                (ii) Seller shall use commercially reasonable efforts to assist Buyer in the continuation or establishment of relationships with suppliers, who agree and are capable of supplying in a timely manner, the parts, components and materials necessary to manufacture Seller Products in quantities and at prices commercially reasonable to Buyer.

          (i) Release Agreements. At least two (2) business days prior to Closing, Seller will provide to Buyer an executed, true and correct copy of each settlement and release agreement, in a form reasonably satisfactory to Buyer and its counsel (each, a "Release Agreement") that Seller has entered into with any of the creditors listed on the Seller Disclosure Schedule. In the event that Seller enters into a Release Agreement with any of the creditors listed on the Seller Disclosure Schedule after the date described in the immediately preceding sentence and before Closing, Seller will provide to Buyer an executed, true and correct copy of each such Release Agreement within two (2) business days following the parties' execution and delivery of such agreement. Each such Release Agreement will contain, among other things, a provision that the creditor's release of Seller includes Seller's successors and assigns.

          (j) Causes of Action. Seller shall allow Buyer to participate in settlement proceedings regarding any outstanding claims or causes of action relating to the Acquired Assets or the Assumed Liabilities ("Causes of Action"), and Seller shall cooperate with Buyer with regard to such participation. Seller may retain separate co-counsel at its sole cost and expense and participate in settlement proceedings regarding the Causes of Action. Neither Buyer nor Seller will enter into any settlement with respect to the Causes of Action without the prior written consent of the other, which consent may not be unreasonably withheld.

          (k) Notice of Developments. Each party shall give prompt written notice to the other party of any material adverse development which causes or is likely to cause a breach of any of its own representations and warranties set forth herein.

          (l) Acquisition Proposal. Seller shall not, nor shall it authorize or permit any officer, director or any investment banker, attorney or other advisor, agent or representative of Seller (collectively, "Representatives") to, nor shall it authorize, and it shall use commercially reasonable efforts not to permit any employee or agent of Seller to, (i) directly or indirectly solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Acquisition Proposal; provided, however, that nothing in this Section 6(l) or elsewhere in this Agreement shall prohibit Seller, before the Closing Date, from furnishing information regarding Seller to, or entering into negotiations or discussions with, any Person in response to an Acquisition Proposal made, submitted, or announced by such Person (and not withdrawn) and any such actions enumerated in this provision shall not be considered a breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) Seller's board of directors concludes in good faith that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (2) such Acquisition Proposal is not attributable to a breach by Seller of this
Section 6(l); (3) Seller's board of directors concludes in good faith, after consultation with its outside legal counsel, that it is reasonably likely that the failure to take such action would constitute a breach of its fiduciary duties to Seller's stockholders under applicable law; (4) Seller promptly gives Buyer written notice of the existence of such Acquisition Proposal, all of the material terms and conditions of such Acquisition Proposal and Seller's intention to furnish information to, or enter into discussions or negotiations with, such Person, and Seller promptly gives Buyer written notice of any amendment in the material terms and conditions of such Acquisition Proposal (which notice shall include materially amended material terms and conditions) throughout the pendency of Seller's discussions or negotiations with such Person relating to such amended Acquisition Proposal; (5) such Person executes a confidentiality agreement with Seller that is customary for such transactions and (6) Seller promptly furnishes to Buyer any information provided to such Person (to the extent that such information has not been previously furnished by Seller to Buyer). Subject to the foregoing provisions of this Section 6(l), Seller shall, and shall cause its Representatives to, cease immediately all existing activities, discussions and negotiations with Persons other than Parent and Buyer regarding any proposal that constitutes, or which Seller reasonably believes would lead to, an Acquisition Proposal, and will take the necessary steps to inform the Persons referred to above of the obligations undertaken in this Section 6(l).

          (m) Seller Stockholder Approval. Subject to Section 10 herein and the fiduciary duties of Seller's board of directors, Seller shall use its best efforts to obtain the authorization, consent and approval of its stockholders authorizing the sale of the Acquired Assets which may be required for the consummation of the transactions contemplated by this Agreement.

          (n) Clinical Data. Seller shall deliver to Buyer the clinical data described in Schedule 6(n) hereof (collectively the "Clinical Data"). The Clinical Data shall be in electronic form to the extent available in such format or to the extent such data can be placed in such format through Seller's exercise of commercially reasonable efforts.

     7.   Conditions to Obligations to Close.

          (a) Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

                (i) The representations and warranties set forth in Section 3 above shall be true and correct at and as of the Closing (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such date) except where the failure to be so true and correct (A) has not had a material adverse effect on the Acquired Assets, and
(B) has not resulted in a material increase in the Assumed Liabilities;

                (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                (iii) The parties shall have received any authorizations, consents, and approvals of any governments and governmental agencies which may be required for the consummation of the transactions contemplated by this Agreement, including without limitation, the receipt of any necessary FDA and TUV approvals required to transfer the Acquired Assets, and Buyer shall have been able to comply with the requirements of the California Bulk Sales statutes (Division 6 of the California Uniform Commercial Code) or to determine that such compliance is not required by law;

                (iv) Seller shall have procured any authorization, consent and approval of its stockholders authorizing the sale of the Acquired Assets which may be required for the consummation of the transactions contemplated by this Agreement;

                (v) Seller shall have procured all of the third party consents specified in Section 6(b) above;

                (vi) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                (vii) No event, occurrence or circumstance shall have taken place which has resulted in a material adverse change which includes any event, occurrence or circumstance that has had a material adverse effect on the Acquired Assets, the Assumed Liabilities or the Seller Products;

                (viii)  Seller shall have delivered to Buyer the Clinical Data;

                (ix) Seller shall have executed and delivered to Buyer a certificate to the effect that each of the conditions specified in Section 7(a)(i)-(viii) above is satisfied in all respects;

                (x) Seller shall have agreed to the termination of the Marketing and Distribution Agreement entered into on November 2, 1999, as amended, between Seller and Siemens (the "Siemens Distribution Agreement") by a mutual termination agreement; and

                (xi) Siemens shall have consented in writing to the assignment by Seller to Buyer of the OEM and Supply Agreement entered into on June 21, 1999, as amended, between Seller and Siemens (the "Siemens Supply Agreement") in accordance with and if required by Section 16.2 thereof.

                (xii) Seller's product liability insurance coverage shall have remained in full force without interruption through the Closing Date.

                Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                (i) The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing;

                (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                (iii) The parties shall have obtained any authorizations, consents, or approvals of any governments or governmental agencies which may be required for the consummation of the transactions contemplated by this Agreement;

                (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (v) Buyer shall have executed and delivered to Seller a certificate to the effect that each of the conditions specified in Section 7(b)(i)-(iv) above is satisfied in all respects; and

                (vi) Seller shall have agreed to the termination of the Siemens Distribution Agreement by a mutual termination agreement; and

                (vii) Siemens shall have consented in writing to the assignment by Seller to Buyer of the Siemens Supply Agreement in accordance with Section
16.2 thereof.

     Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

     8.   Actions at the Closing.

          (a) Buyer Actions. At the Closing, Buyer shall take the following actions:

                (i) Deliver payment of the Purchase Price in the manner provided in Section 2(c)(ii) hereof;

                (ii) Execute and deliver to Seller (A) the Assignment and Assumption Agreement and (B) the Assumption Agreement;

                (iii) Deliver to Seller an executed and completed California Reseller Certficate for filing by Seller with the State of California; and

                (iv) Deliver to Seller a Buyer's officer's certificate required pursuant to Section 7(b)(v) hereof.

          (b) Seller Actions. At the Closing, Seller shall take the following actions:

                (i) Deliver to Buyer all documents of title necessary to transfer title to the Acquired Assets, including title to all patents and Marks conveyed hereunder, to Buyer and take such other reasonable actions as may be necessary to deliver to Buyer (at a location mutually agreed by Seller and Buyer) the Acquired Assets;

                (ii) Execute and deliver to Buyer (A) the Assignment and Assumption Agreement and (B) the Assumption Agreement;

                (iii) Execute and deliver to Buyer patent assignments in the form attached hereto as Exhibit G for any patents comprising part of the Acquired Assets;

                (iv) Execute and deliver to Buyer trademark assignments in the form attached hereto as Exhibit H for any Marks comprising part of the Acquired Assets;

                (v)   Execute and deliver to Buyer the Bill of Sale;

                (vi) Deliver to Buyer Seller officer's certificate required to be delivered pursuant to Section 7(a)(ix) hereof;

                (vii) Deliver to Buyer a certificate of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date, by the Secretary of State of Delaware; and

                (viii) Deliver to Buyer certified resolutions of Seller's board of directors and stockholders authorizing the execution, delivery and performance of this Agreement.

          (c) General. All actions to be taken at the Closing shall be deemed to have been taken simultaneously, and none of those actions shall be deemed to have been completed until all such actions are completed.

     9.   Post-Closing Matters.

          (a) Transition Services. Following the Closing, Seller shall take the actions or facilitate and provide the services (collectively, the "Transition Services") listed below:

                (i) transfer all product manufacturing equipment and know-how related to manufacturing Seller Products, which transfer shall be measured by the successful manufacture of at least one Vibrant(R) Soundbridge(TM), that passes release specifications currently in effect in the approved manufacturing process, at a facility of Buyer;

                (ii) support and assist Buyer in a commercially reasonable manner in the transfer of any FDA, TUV and other approvals related to the Buyer's use of the Acquired Assets (including the sale of any products developed or derived from the Acquired Assets) not obtained prior to Closing until such time as such approvals are granted); and

                (iii) promptly following the Closing, place the statement attached hereto as Exhibit I (as prepared pursuant to Section 9(e)(ii) hereof) and Link on its Website.

                For the avoidance of doubt, the parties hereto agree and acknowledge that the requirements set forth in subparagraph (i) above are not contingent upon or subject to any approvals, inspections or other actions of either the FDA or the TUV.

          (b) Covenant Not to Compete. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, organize, acquire or own any interest in (including by way of equity, debt or any other interest), engage in, be employed by, serve as a consultant to, act as an agent for, or otherwise assist or provide services to, any entity or business that engages in any business which is similar to or competitive in any way with any business activity previously or currently engaged in by Seller whether anywhere in the United States or worldwide.

          (c) Non-Solicitation. For a period of three (3) years after the Closing Date, Seller shall not directly or indirectly solicit, divert or take away any of the customers or employees of Parent or Buyer, notwithstanding that such customers, advisors or employees may have been originally obtained or recruited through the efforts of Seller.

          (d) Confidential Information. Following the Closing, Seller shall maintain the confidentiality of all Confidential Information and shall not use any Confidential Information for any purpose whatsoever or disclose it to any third party except as may be expressly agreed in writing by Buyer. Notwithstanding the foregoing, Seller may disclose Confidential Information to any governmental agency to the extent such disclosure is necessary for the purposes of effecting the dissolution of Seller; provided, however, that (i) such disclosure is not made electronically or delivered in an electronic format,
(ii) only such information as counsel to Seller advises Seller is legally required to be disclosed shall be disclosed, and (iii) Seller uses best efforts to prevent disclosure of the Confidential Information to the general public.

          (e)   Referral.

                (i) For a period of twelve (12) months following the Closing, Seller shall promptly following the receipt thereof forward or refer to Buyer all third party written (and shall use reasonable efforts to forward or refer any oral) inquiries and correspondence relating to the Acquired Assets.

                (ii)   Seller shall (A) place the statement attached hereto as
Exhibit I prominently on its website to the effect that Seller's Products (and expressly referring to Vibrant(R) Soundbridge(TM)) are now being manufactured, developed and sold by Buyer and (B) include a link (the "Link") to Buyer's website.

          (f) Specified Marks. Seller hereby agrees that commencing immediately following the Closing Date and continuing until the dissolution of the Seller, Seller shall (A) not at any time make any further use, directly or indirectly, of the Specified Marks unless such use qualifies as a Permitted Use, and (B) not assign, license or transfer any of the Specified Marks or any rights therein to any third-party, or otherwise authorize any third-party to make any use of any of the Specified Marks other than Permitted Uses made by such third-party on Seller's behalf. Seller shall cooperate with Buyer to prevent any infringement by any third-party of Seller's remaining rights in the Specified Marks. As part of Seller's obligations under this provision, Seller shall remove the Specified Marks from any goods or other materials (including materials in any electronic media) and/or destroy any goods or other materials that bear the Specified Marks, as reasonably required to ensure that Seller's use of the Specified Marks is limited to Permitted Uses.

                (i) Immediately prior to the dissolution of Seller, Seller shall transfer all right, title and interest in and to the Specified Marks to Buyer.

          (g) General Cooperation. Seller shall from time to time, at the reasonable request of Buyer, and without further consideration, execute and deliver such instruments, and take such actions, as may be reasonably necessary to effect the transactions contemplated by this Agreement, including the substitution of Buyer for Seller as plaintiff in the Causes of Action.

          (h)   Third Party Consents.

                (i) To the extent that the rights of Seller under any of the Acquired Assets intended to be transferred or assigned to Buyer hereunder may not be transferred or assigned without the consent of another entity which consent has not been obtained, this Agreement shall not constitute an agreement to transfer or assign the same if an attempted transfer or assignment would constitute a breach thereof or be unlawful. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer or assignment or attempted transfer or attempted assignment to Buyer of any of the Acquired Assets or Assumed Liabilities is prohibited by any applicable law or would require any consent, and any such consent shall not have been obtained prior to the Closing Date, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof.

                (ii) After the Closing, Seller shall, until the transfer or assignment with respect to any Acquired Asset is accomplished, at the request and for the account of Buyer, and subject to Buyer's direction, use commercially reasonable efforts to enforce Seller's rights thereto or interests therein against any other parties thereto (including the right to terminate any contract assumed pursuant to the Assignment and Assumption Agreement in accordance with such contract's terms); provided, however, that if Seller would be required to incur or assume any material expense in fulfilling its obligations under this
Section 9(h)(ii), such expense shall be borne by Buyer or, if paid by Seller, reimbursed to Seller.

                (iii) If and only to the extent that Buyer receives the benefits associated with any asset that would otherwise be an Acquired Asset except for parties' inability to obtain any necessary consent and/or remove any other impediments to the transfer or assignment of each asset, Buyer shall (A) perform the obligations of Seller arising with respect to such asset to the extent that, by reason of consummation of the transactions contemplated by this Agreement, Buyer has control over the resources necessary to perform such obligations or (B) reimburse Seller for the reasonable cost of such performance.

                (iv) If, after sixty (60) days after the Closing Date, Seller is unable to obtain any consent required to transfer or assign any asset that would otherwise be an Acquired Asset, Buyer shall be entitled to assert a claim for any Losses arising out of or relating to Seller's inability to transfer or assign such asset (without regard for any arrangements pursuant to Section 9(i)(ii) hereof).

          (i) Excluded Assets and Liabilities. Seller shall remain solely responsible for all aspects of the assets and Liabilities of Seller not assumed by Buyer pursuant to the terms of this Agreement.

   10. Termination.

          (a) Termination of Agreement. The parties may terminate this Agreement as provided below:

                (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has given rise to the failure of any condition set forth in Section 7(a) hereof, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2003, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

                (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect and such breach is reasonably likely to interfere with Buyer's ability to consummate the transactions contemplated hereby, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2003, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

                (iv) Seller may terminate this Agreement, in connection with entering into an agreement as permitted by Section 6(l) hereof with respect to a Superior Proposal by giving written notice to Buyer.

          (b) Effect of Termination. Except as provided in Section 10(b)(iii) below, if either party validly terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the parties hereunder shall terminate without any Liability of either party to the other party (except for any Liability of any party then in breach of this Agreement). Any such termination shall not affect any cause of action which may have otherwise accrued prior to such termination as a result of any breach of any representation, warranty, covenant or other obligation hereunder.

          (c)   Certain Payments upon Termination.

                (i) Disbursement of Amounts in Escrow. Pursuant to the provisions of the Escrow Agreement, in the event of a termination of this Agreement pursuant to Section 10(a) above, the Escrow Agent shall immediately remit and return to the appropriate party the amounts set forth in the Escrow Agreement.

                (ii) Termination Payment. In the event this Agreement is terminated by Seller pursuant to Section 10(a)(iv) above, Seller shall promptly, but in no event later than three (3) business days after the date of such termination, pay to Buyer in immediately available funds a fee equal to Fifty Thousand United States Dollars (USD50,000) (the "Termination Fee") and pay to Parent or Buyer, as the case may be, in immediately available funds plus the out-of-pocket fees and expenses incurred by Parent and Buyer in connection with this transaction (up to a maximum of Seventy-Five Thousand United States Dollars (USD75,000)) as evidenced by documentation delivered to Seller prior to such payment.

     11.  Miscellaneous.

          (a) Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give any party the power to direct or control the day-to-day activities of any of the other parties, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow any party to create or assume any obligation on behalf of any other party for any purpose whatsoever.

          (b) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement or statement relating to the subject matter of this Agreement without the prior written approval of the other parties (which approval shall not be unreasonably withheld); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or regulatory process or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).

          (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

          (d) Entire Agreement. This Agreement (including the documents referred to herein and therein) constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) No Assignment or Delegation. No party shall assign or delegate any of its rights or obligations arising under this Agreement, whether voluntarily or by operation of law, and any such purported assignment or delegation shall be void and without effect.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices, demands, claims, and other formal communications hereunder will be in writing. Any such communication hereunder shall be deemed duly given if delivered by any reasonable means, including by personal delivery, registered or certified airmail or facsimile (confirmed by registered or certified airmail), to the following address of the party to which that notice is to be given:

         To Seller:        Symphonix Devices, Inc.
                           1735 N. First Street
                           San Jose, CA  95131
                           Attn: Kirk Davis, Chief Executive Officer
                           Facsimile: +1.408.232.0720

         with a copy to:   Wilson Sonsini Goodrich & Rosati, P.C.
                           650 Page Mill Road
                           Palo Alto, CA 94304
                           Attn: Isaac J. Vaughn
                           Facsimile: +1.650.493.6811

         To Buyer:         VIBRANT Med-El Hearing Technology GmbH
                           Furstenweg 77
                           A-6020 Innsbruck
                           Austria
                           Attn: Dr. Ingeborg H. Hochmair
                           Facsimile: +43.512.27.27.08

         with copies to:   Med-El Elektromedizinische Gerate Gesellschaft m.b.H.
                           Furstenweg 77a
                           A-6020 Innsbruck
                           Austria
                           Attn: Dr. Ingeborg H. Hochmair
                           Facsimile: +43.512.27.27.08

                           Freshfields Bruckhaus Deringer
                           Seilergasse 16
                           A-1010 Wien
                           Austria
                           Attn: Dr. Thomas Zottl
                           Facsimile: +43.1.512.63.94

                           Squire, Sanders & Dempsey L.L.P.
                           600 Hansen Way
                           Palo Alto, CA 94304
                           Attn: Jerome J. Joondeph, Jr.
                           Facsimile: +1.650.843.8777

or to such other address of which a party may subsequently notify the other parties. Communications shall be effective upon actual receipt by the intended recipient, provided that in the case of communications sent by registered or certified mail, such receipt shall be deemed to have occurred no later than three (3) business days after such communication is sent.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. Except as otherwise expressly provided herein, any delay or failure by any party to enforce at any time any of its rights under any provision of this Agreement shall not be deemed to be a waiver of that party's right thereafter to enforce those rights or a waiver of such provision or of that party's right to resort to any remedy available to it. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.

          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) Expenses. Each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby and thereby.

          (l) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(m) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

          (n)   Resolution of Disputes.

                (i) All disputes, controversies or differences of any kind arising out of or in connection with or related in any way to this Agreement, or any of the claims, demands, damages, actions or causes of action released in this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators. Buyer shall nominate one arbitrator, Seller shall nominate one arbitrator, and the two arbitrators so selected shall jointly nominate the third arbitrator. If the first two arbitrators cannot agree on a third arbitrator within thirty (30) days of the International Chamber of Commerce's confirmation of the second arbitrator, the third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules. The place of arbitration shall be London, England. The laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule, shall govern the arbitration and all disputes determined therein. The language of the arbitration shall be English. Unless the parties otherwise agree, the arbitrators shall not have the power to appoint experts. The arbitrators shall award reasonable attorneys' fees to the prevailing party and shall allocate the expenses and costs of arbitration and of the parties' preparation and presentations at the arbitration as part of their award. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement. The award rendered by the arbitrators shall be final and binding on the parties and judgment on the award may be entered in any court having jurisdiction thereof.

                (ii) Notwithstanding Section 11(n)(i) above, any party may at any time seek injunctive or other provisional relief from a court with appropriate jurisdiction to enjoin any prospective ongoing breach of this Agreement pending the final resolution of any such dispute pursuant to Section 11(n)(i) above.

          (o) Facsimile Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:
SYMPHONIX DEVICES, INC.



By:        /s/ Kirk B. Davis
   -----------------------------------------
Name:      Kirk B. Davis
     ---------------------------------------
Title: President and Chief Executive Officer
      --------------------------------------

PARENT:
MED-EL ELEKTROMEDIZINISCHE
GERATE GESELLSCHAFT m.b.H.

By:        /s/ Ingeborg H. Hochmair
   -----------------------------------------
Name:      Ingeborg H. Hochmair
     ---------------------------------------
Title:             CEO
      --------------------------------------


BUYER:
VIBRANT MED-EL HEARING
TECHNOLOGY GmbH

By:        /s/ Ingeborg H. Hochmair
   -----------------------------------------
Name:      Ingeborg H. Hochmair
     ---------------------------------------
Title:             CEO
      --------------------------------------

                         LIST OF EXHIBITS AND SCHEDULES

--------------------------------------------------------------------------------
Exhibit A                              Acquired Assets
--------------------------------------------------------------------------------
Exhibit B                              Assumed Liabilities
--------------------------------------------------------------------------------
Exhibit C                              Assumed Contracts
--------------------------------------------------------------------------------
Exhibit D                              Escrow Agreement
--------------------------------------------------------------------------------
Exhibit E                              Bill of Sale
--------------------------------------------------------------------------------
Exhibit F-1                            Assignment and Assumption Agreement
--------------------------------------------------------------------------------
Exhibit F-2                            Assumption Agreement
--------------------------------------------------------------------------------
Exhibit G                              Patent Assignment
--------------------------------------------------------------------------------
Exhibit H                              Trademark Assignment
--------------------------------------------------------------------------------
Exhibit I                              Web Referral Statement
--------------------------------------------------------------------------------
Schedule 3                             Seller Disclosure Schedule
--------------------------------------------------------------------------------
Schedule 4                             Buyer Disclosure Schedule
--------------------------------------------------------------------------------
Schedule 6(b)                          Third Party Consents and Novations
--------------------------------------------------------------------------------
Schedule 7(a)                          Clinical Data
--------------------------------------------------------------------------------

                                    EXHIBIT A

                                 ACQUIRED ASSETS

The Acquired Assets include the following:

1. All worldwide (A) patents, patent applications, registered copyrights and applications for copyright registration, registered trademarks, service marks and trade names and applications therefor ("Registered Intellectual Property Rights"), (B) all unregistered copyrights, trademarks, service marks, trade names and all trade secrets and other intellectual property rights of any kind ("Unregistered Intellectual Property Rights", together with Registered Intellectual Property Rights, "Intellectual Property Rights") owned or used by Seller, including, but not limited to all of Seller's Intellectual Property Rights set forth in Attachment 1 of this Exhibit A ("Seller's Intellectual Property Rights"), and any and all causes of action or rights to damages or other remedies which Seller may own or to which Seller may be entitled related in any way to infringement or misappropriation or any such Intellectual Property Rights, including under the cause(s) of action listed under Attachment 2 of this Exhibit A.

2.   All Confidential Information.

3.   All Assumed Contracts.

4. Any causes of action or rights to damages or other remedies which Seller may own or to which Seller may be entitled relating in any way to any violation of the Assumed Contracts or any other Acquired Asset.

5. All Inventory, including, without limitation, spare parts, materials, components and sub-assemblies, including without limitation the Inventory listed in Attachment 3 of this Exhibit A. Notwithstanding the foregoing, the Inventory shall not include any Inventory used or sold by Seller in the ordinary course of business between the date of this Agreement and the Closing Date, which Seller shall disclose to Buyer in an itemized written list delivered at Closing.

6. All other tangible personal property and other interests in tangible personal property (such as machinery, equipment, furniture, fixtures and software), including, without limitation, the tangible personal property listed in Attachment 4 of this Exhibit A and all tangible personal property of Seller located at Siemens' premises. Notwithstanding the foregoing, Seller shall be deemed to have delivered all the tangible personal property required pursuant to this Section 6 so long as any deviations from the items listed in Attachment 4 of this Exhibit A are not determined to be material in the good faith judgment of Buyer.

7. All documents related to the Acquired Assets, including all technical, regulatory, marketing and sales related documentation, lists of suppliers and customers, warranty policies and promises, product and equipment drawings, lists of corrective actions and open FDA and notified governmental or regulatory body actions, lists of open orders and scheduled surgeries, and all documentation related to manufacturing machines, tools, fixtures,R&D equipment, finished goods and work in process inventory, materials, components and subassemblies, all in print and, where available, in electron

                                    EXHIBIT B
                               ASSUMED LIABILITIES

Any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to Seller's customers under written warranty agreements in the forms disclosed pursuant to Section 3(k) of the Agreement given by Seller to its customers in the ordinary course of business prior to the Closing Date (other than any liability arising out of or relating to a breach or alleged breach of warranty that occurred prior to the Closing Date).

                                       4